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For further information please contact:
     Richard L. Furr                    919-683-7697
     Pressley Ridgill of SCBC           704-855-6127


         CCB FINANCIAL AND SECURITY CAPITAL BANCORP
       ANNOUNCE ENHANCEMENT OF NORTH CAROLINA BANKING
                FRANCHISE THROUGH COMBINATION

FOR IMMEDIATE RELEASE                   November 7, 1994

     Durham, North Carolina -- CCB Financial Corporation
(CCBF:Nasdaq) and Security Capital Bancorp (SCBC:Nasdaq) of
Salisbury, N.C., jointly announced today an agreement to merge.

     Under terms of a definitive agreement, CCB will issue
.500 shares of its common stock in exchange for each share of common stock of Security Capital in a tax-free exchange.
The merger, which is based on a fixed exchange ratio, will be accounted for as a pooling of interests. Based on the Friday closing stock price of CCB Financial of $39.125, the transaction is valued at approximately $235 million.

     As part of the transaction, CCB announced that it anticipates repurchasing up to 9% of the common shares of stock issued in the merger. CCB is planning to effect this open market repurchase prior to the completion of the transaction.

     Ernest C. Roessler will continue as president and chief executive officer and David B. Jordan will become vice chairman of CCB Financial Corporation. William L. Burns, Jr. will continue as chairman of CCB Financial Corporation. Lloyd G. Gurley, president, and Ralph A. Barnhardt, vice chairman of Security Capital, will become executive vice presidents of CCB Financial Corporation.

     Security Capital is a $1.2-billion bank holding company operating 46 offices in 30 communities located in 13 counties in the south central and western Piedmont regions of North Carolina through its four banking subsidiaries:
Security Capital Bank and OMNIBANK, SSB, Salisbury; Citizens Savings, SSB, Concord; and Home Savings Bank, SSB, Kings Mountain. Security Capital holds approximately 6% of the deposits in the Charlotte metropolitan statistical area. At or for the nine months ended September 30, 1994, Security Capital had an equity to assets ratio of 10.15%, non-performing assets as a percentage of total assets of .36%,
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and a return on average assets before nonrecurring charges
of approximately 1.50%.

     "The combination with Security Capital continues our strategy of building a solid presence in the best markets in the state of North Carolina, primarily along the I-85/I-40 corridor from Raleigh to Charlotte," said Ernest C. Roessler, president and chief executive officer of CCB Financial. "With Security Capital, CCB Financial will have over $1 billion in deposits in the rapidly growing Charlotte area market. We believe that the combined operations in this market have the potential to accelerate the growth levels currently being realized by each company individually."

     Roessler continued, "We see great potential for the combined companies. The management teams of both CCB and Security Capital have currently identified significant expense savings that can result from the merger. These synergies, combined with accelerated growth in our combined
Charlotte area franchise, will result in a transaction that will be accretive to CCB's earnings per share in the longer term."

     David B. Jordan noted, "We are pleased to give our shareholders, employees and communities the opportunity to join a company with CCB's successful track record. By combining with CCB, we feel that we have helped solidify CCB Financial as one of North Carolina's premier banking companies. The combined franchises are a natural fit with minimum overlap of branch offices."

     The transaction, which is subject to, among other things, approval by regulatory authorities and stockholders of both companies, is expected to be completed during the second quarter of 1995.

     CCB Financial, with $3.4 billion in assets, currently operates 112 offices in North Carolina. Combined with Security Capital, CCB will have $4.6 billion in assets and will serve over 50% of North Carolina's population.

(Wheat First Butcher Singer represented CCB Financial and
The Robinson-Humphrey Company, Inc. represented Security
Capital in this transaction.)


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